Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is dated as of October 1, 2026, by and between Dean T. General, an individual (“Employee”), on the one hand, and Advantage Sales & Marketing LLC, a Nevada limited liability company (the “Company”), on the other hand.

WHEREAS, the Company employs Employee pursuant to that certain employment offer letter dated February 26, 2025, as amended or otherwise modified from time to time (the “Employment Agreement”); and

WHEREAS, the Company desires to continue to employ Employee, and Employee desires to continue employment with the Company, during the Term (as defined below), pursuant to the terms and conditions of this Agreement.

WHEREAS, the Company desires to offer Employee certain separation benefits, subject to Employee’s continued employment through the Planned Separation Date (as defined below) (except as otherwise expressly provided herein) and execution and non-revocation of the Second Release (as defined below) and compliance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the promises and mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

1.
No Interest. Employee does not have any interest in any intangible asset including, without limitation, intellectual property, goodwill, trade secrets, and/or general know-how, used in, or useful to the Company’s business.

2.
Term of Employment; Term Expiration. Subject to earlier termination as set forth herein, the term of Employee’s employment under this Agreement (the “Term”) will commence on October 1, 2026 (the “Effective Date”) and will terminate on (i) December 1, 2027 (the “Planned Separation Date”), or (ii) such earlier date on which Employee’s employment terminates for any reason (the “Transition Date”).

3.
Employment Duties. During the Term, Employee shall perform such duties consistent with that of a strategic advisor to the executive leadership team of the Company, as are reasonably requested by the Chief Executive Officer of the Company, including traveling for meetings/events with clients or retailers at a level consistent with past practice. During the Term, Employee will use his reasonable best efforts to advance the business interests of the Company and its affiliates. The Company and Employee agree that Employee shall work on a reduced schedule throughout the Term. Employee’s duties during the Term will include, but are not limited to, the following duties: strategic advice, relationship management and general advisory services. Following the Effective Date, the Company will use commercially reasonable efforts to timely file any licenses or registration updates with applicable authorities on or prior to the next scheduled filing date to memorialize Employee’s discontinuance of service as an officer or director of the Company or its affiliates. Employee agrees and acknowledges that as of the Effective Date he shall be deemed to have resigned from any officer or director positions with the Company or its affiliates.

4.
Compensation; Reimbursement. During the Term, the Company shall pay or provide to Employee, in full satisfaction for Employee’s services provided hereunder, the following:
4.1
Base Salary. During the Term, the Company shall pay Employee a base salary of $110,000

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per annum, less such amounts as may be required to be withheld by applicable federal, state and local laws and regulations or otherwise elected by Employee to be withheld (the “Payroll Policies”). Employee will not be eligible for a “merit increase” or “salary adjustment” during the Term.

4.2
Benefits. During the Term, Employee shall be entitled to participate in all medical, dental, vision, life, disability and other benefits generally made available by the Company to employees at the executive vice president level pursuant to the terms of those plans; provided however, that the Company shall be entitled to amend, modify or terminate any employee benefit plans on a basis that does not discriminate against Employee relative to similarly-situated employees.

4.3
Paid Time Off. During the Term, Employee shall be entitled to take paid vacation or paid time off on an as needed basis, subject to the reasonable approval of the person to whom Employee reports, so long as Employee’s absence from work does not interfere with the performance of Employee’s job duties and the interests of the Company.

4.4
Expenses. During the Term, the Company will pay or reimburse Employee for ordinary and reasonable business-related expenses the Employee incurs in the performance of his duties upon presentation of appropriate documentation, subject to the Company’s expense reimbursement policies, which are subject to the review and approval of Company leadership.

4.5
No Annual Bonus. Employee acknowledges and agrees that he shall not be eligible to earn a bonus under any Company bonus plan in effect from time to time (including, for the avoidance of doubt, with respect to the Company’s and Advantage Solutions Inc.’s, a Delaware corporation (the “Parent”), Fiscal Year 2026).

4.6
Change in Control Bonus. In the event that a Change in Control (as defined in Exhibit A) occurs during the Term, and notwithstanding whether Employee’s employment is terminated, Employee shall be entitled to receive an aggregate cash amount equal to (A) $37,477.14 (representing 18 months of COBRA payments), plus (B) $728,333.33 (representing the gross base salary compensation for the Term and $600,000), less (C) amounts paid to Employee as base salary during the Term, less (D) amounts withheld pursuant to the Payroll Policies (collectively, the “CIC Bonus”), payable in a lump sum on the Company’s first payroll date following the Second Release Effective Date. The CIC Bonus is subject to Section 5.8 and Employee’s continued compliance with the terms of this Agreement and the Restrictive Covenants.

4.7
Equity Awards. Employee shall not be granted any additional Stock Awards (as defined below) following the Effective Date. During the Term, Employee’s outstanding Stock Awards will continue to vest in accordance with the terms of the applicable award agreements and equity plans pursuant to which they were granted, subject to Employee’s continued service through each applicable vesting date. The parties agree and acknowledge that all of Employee’s unvested Stock Awards as of the Transition Date will be handled as provided for on Exhibit C, and some will be forfeited and cancelled on the Transition Date and Employee will have no further rights, title, or interest in such Stock Awards, and that the foregoing arrangement supersedes any rights set forth in documentation for any Stock Award. For clarity, Employee’s outstanding Stock Awards are set forth in Exhibit C attached hereto. For purposes of this Agreement, “Stock Awards” means all stock options, restricted stock, restricted stock units, performance restricted stock units, and such other awards granted pursuant to the Parent’s equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

4.8
W-2. The entire amount of the payments set forth in this Agreement is considered taxable income and will be reported on a Form W-2 issued to Employee for the applicable year(s).

4.9
No Additional Compensation. Employee acknowledges and agrees that he is not entitled to any additional compensation under this or any other agreement with the Company, except as otherwise provided in

Employee’s existing equity award agreements (with respect to vested Stock Awards) and any indemnification agreements.

5.
Termination. The following shall apply in the event Employee’s employment terminates during the Term at any time for any of the reasons set forth below:

5.1
Upon Death. If Employee dies prior to the Planned Separation Date, Employee’s employment hereunder shall automatically terminate as of the close of business on the date of Employee’s death.

5.2
For Cause. The Company may terminate Employee’s employment hereunder at any time, effective immediately, upon written notice to Employee, for Cause (as defined below). The Company shall have “Cause” for termination of Employee’s employment if any of the following has occurred:

(a)
Employee’s dishonesty or gross negligence in the performance of Employee’s duties hereunder, and if curable in the reasonable determination of the Company, is not cured within ten (10) calendar days after a written notice specifying such dishonesty or gross negligence is received by the Employee from the Company;

(b)
Employee’s willful or continued failure to perform Employee’s duties in all material respects, which failure, if curable in the reasonable determination of the Company, is not cured within ten (10) calendar days after a written notice specifying such failure is received by the Employee from the Company;

(c)
Employee breaches a fiduciary duty, including, without limitation, the duty of loyalty to the Company, which breach, if curable in the reasonable determination of the Company, is not cured within ten (10) calendar days after a written notice specifying such breach is received by the Employee from the Company;

(d)
Employee’s intentional misconduct in connection with the performance of Employee’s duties, which misconduct, if curable in the reasonable determination of the Company, is not cured within ten (10) calendar days after a written notice specifying such misconduct is received by the Employee from the Company;

(e)
following a reasonable investigation by the Company, the Company finds a violation by Employee of any material written policy of the Company, including, but not limited to, policies and procedures pertaining to harassment, discrimination, and drug and alcohol use, which violation, if curable in the reasonable determination of the Company, is not cured within ten (10) calendar days after a written notice specifying such violation is received by the Employee from the Company; or

(f)
Employee’s conviction of, nolo contendere or guilty plea to, a crime that constitutes a felony, or a misdemeanor involving moral turpitude; or

(g)
a material breach by Employee of this Agreement or any Restrictive Covenant, which breach, if curable in the reasonable determination of the Company, is not cured within ten (10) calendar days after a written notice specifying such breach is received by the Employee from the Company.

5.3
Termination Upon Occurrence of the Planned Separation Date. The parties agree and acknowledge that (a) prior to the Planned Separation Date, the Company may not terminate Employee’s employment hereunder for any reason other than for Cause, and (b) Employee’s employment hereunder will terminate upon the occurrence of the Planned Separation Date, provided that Employee’s employment has not terminated earlier in accordance with this Section 5.
5.4
Resignation for Any Reason. Employee may terminate Employee’s employment for any reason upon two (2) weeks’ prior written notice to the Company, which notice period may be reduced by the Company upon receipt of such notice.

5.5
Termination of Employment. Employee’s employment by the Company will terminate effective as of the Transition Date. Effective as of the Transition Date, Employee hereby resigns from any and all positions Employee may hold with the Company and any of its affiliates and subsidiaries, including Employee’s position as strategic advisor. Employee shall execute any additional documentation necessary to effectuate such resignations. Upon the Transition Date, the Company shall pay to Employee (a) his fully earned but unpaid base salary through the date of termination plus (b) all other amounts to which Employee is entitled under any compensation plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or applicable law (together, the “Accrued Obligations”).

5.6
Severance Benefits. In the event that (i) either (a) the Transition Date occurs on the Planned Separation Date, or (b) Employee’s employment is terminated by reason of Employee’s death prior to the Planned Separation Date, and (ii) a Change in Control has not yet occurred, Employee shall be entitled to receive the Accrued Obligations, and, in lieu of any severance benefits to which Employee may otherwise be entitled under the Employment Agreement or any severance plan or program of the Company, the benefits provided below (the “Severance Benefits”), subject to Sections 5.8 and 5.11 and Employee’s continued compliance with the terms of this Agreement, the Arb Agreement and the Restrictive Covenants:

(a) Employee (or Employee’s estate, if applicable) will be paid as severance compensation an aggregate cash amount of $600,000, payable during the eighteen (18)-month period following the Transition Date (the “Severance Period”) in accordance with the Company’s standard payroll practices, beginning on the first regularly-scheduled payroll date following the Second Release Effective Date (as defined below) (with any installments that would have been paid prior to such date being paid together in the first payment); and

(b) For the Severance Period (or, if earlier, through (1) the date on which the applicable continuation period under COBRA expires or (2) the date Employee becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment) (any such period, the “COBRA Coverage Period”), if Employee and/or his eligible dependents who were covered under the Company’s health insurance plans as of the date of Employee’s termination of employment elect to have COBRA coverage and are eligible for such coverage, the Company shall pay for or reimburse Employee on a monthly basis for an amount equal to (x) the monthly premium Employee and/or his covered dependents, as applicable, are required to pay for continuation coverage pursuant to COBRA for Employee and/or his eligible dependents, as applicable, who were covered under the Company’s health plans as of the date of Employee’s termination (calculated by reference to the premium as of the date of Employee’s termination) less (y) the amount Employee would have had to pay to receive group health coverage for Employee and/or his covered dependents, as applicable, based on the cost sharing levels in effect on the date of Employee’s termination. The Company shall also pay the administration fee with respect to COBRA coverage for Employee and Employee’s covered dependents during the COBRA Coverage Period. Employee shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and timely payment of Employee’s portion of any premiums. Employee shall notify the Company immediately if Employee becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment.

The foregoing payments and benefits will be paid out to Employee or Employee’s estate, in the event that Employee (i) dies prior to his execution of the Second Release, or (ii) becomes permanently mentally disabled and is not legally competent to execute the Second Release. Moreover, from the date of the breach, the Company shall be entitled to recover any amount in excess of one thousand dollars ($1,000.00) previously paid to the Employee under Section 5.6.

For the avoidance of doubt, following a Change in Control, Employee shall have no further rights to the payments and benefits under this Section 5.6. Further, if the Transition Date occurs on the date of a Change in Control, Employee shall be entitled solely to the CIC Bonus and shall not be entitled to the payments and benefits under this Section 5.6. For the avoidance of doubt, in no event shall Employee be eligible to receive both the CIC Bonus and the Severance Benefits.

5.7
Other Terminations. If (a) the Transition Date occurs prior to the Planned Separation Date as a result of (i) the Company’s termination of Employee’s employment for Cause, or (ii) Employee’s resignation for any reason, or (b) the Transition Date occurs following a Change in Control, the Company shall not have any other or further obligations to Employee under this Agreement (including financial obligations) except that Employee shall be entitled to receive the Accrued Obligations and, if a Change in Control occurred during the Term triggering the payments under Section 4.6, the payments described in Section 4.6, subject to the provisions thereof.
5.8
Release. As a condition to Employee’s receipt of any benefits pursuant to Section 5.6 (other than the Accrued Obligations) or Section 4.6, Employee (or, in the case of Employee’s death, his estate) shall have executed and delivered a general release of all claims (the “Second Release”) in the form attached hereto as Exhibit B on or after (a) the Transition Date, in the case of amounts that become payable pursuant to Section 5.6, or (b) the date of a Change in Control, in the case of amounts that become payable pursuant to Section 4.6, but on or prior to the final day of the Review Period (as defined in the Second Release) and any applicable revocation period applicable to such Second Release shall have expired. In the event Employee (or, in the case of Employee’s death, his estate) does not execute the Second Release on or prior to the final day of the Review Period or the Second Release does not become effective in accordance with its terms, Employee (or, in the case of Employee’s death, his estate) shall not be entitled to the aforesaid payments and benefits. The date on which the Second Release becomes effective in accordance with its terms is referred to herein as the “Second Release Effective Date.” In the event that Employee breaches his obligations under this Agreement, any Restrictive Covenant, the Arb Agreement (as defined below), or the Second Release, any and all payments or benefits provided for in Section 5.6 shall cease immediately.

5.9
No Reduction of Severance. The amount of any severance payment or benefit shall not be reduced or offset by reason of any compensation earned by the Employee from a subsequent employer, and the Employee will not be under any obligation to seek other employment or to take any other actions to mitigate any severance payments or benefits amounts payable to the Employee.

5.10
Sole and Exclusive Remedy. It is further acknowledged and agreed by the parties that the actual damages to the Employee in the event of termination would be difficult if not impossible to ascertain, and, therefore, the benefits set forth in Section 5.6 shall be Employee’s sole and exclusive remedy in the case of termination (other than Employee’s right to enforce Employee’s rights under any indemnification agreement, director and officer insurance policy, or organizational document of the Company or its affiliates) and shall, as liquidated damages or severance pay or both, be considered for all purposes in lieu of any other rights or remedies, at law or in equity, which the Employee may have in the case of such termination.

5.11
Return of Property and Information. On or before the Transition Date, or at any time upon demand of the Company, for whatever reason, Employee will return to the Company, all Company property,

equipment, confidential information, records electronically stored data and other materials relating to Employee’s employment, including tools, documents, papers, computer software, and passwords and other identification materials. This obligation applies to all materials relating to the affairs of the Company or any of its customers, clients, vendors, or agents that may be in Employee’s possession or control and is a condition to Employee’s receipt of any post-termination benefits described in this Agreement.

6.
Restrictive Covenants.
6.1
Restrictive Covenants. The parties agree and acknowledge that (i) Employee has entered into multiple restrictive covenant agreements with the Company and/or Parent, including, agreements that contain obligations by Employee with respect to confidentiality, non-solicitation, and/or non-competition (collectively, the “Restrictive Covenants” and each a “Restrictive Covenant”), (ii) the time period for any post-employment restrictive covenant related to a non-solicitation or non-competition obligation of Employee contained in any Restrictive Covenant shall be extended to eighteen (18) months following the Transition Date, and (iii) all other terms of the Restrictive Covenants will remain in full force and effect and Employee will perform each and every obligation of Employee contained therein (as modified by this Section 6.1). In the event of any dispute between any Restrictive Covenant and this Agreement, Employee agrees that the more restrictive provisions shall apply.
6.2
Non-Disparagement. Subject to Section 7 below, the Employee will not: (a) make any statement disparaging or criticizing the Company, its officers or directors, or any products or services offered by the Company or any of its affiliates, or (b) make any other statement which would be reasonably expected to (i) impair the goodwill or reputation of the Company or (ii) impair the goodwill or reputation of any of the Company’s officers or directors, or the products or services offered by the Company or any of its affiliates. For the avoidance of doubt, the foregoing shall not prohibit the Employee during the Term from discharging his duties by providing constructive criticism to his peers and superiors within the Company concerning the Company’s products and services for the purpose of improving their quality and efficiency or from responding to a valid subpoena or other form of legal process. The Company agrees that the Company’s legal department will instruct the persons comprising the Executive Leadership Team of the Company as of October 1, 2026, to refrain from any disparagement, defamation, libel or slander of Employee.
6.3
Communications. The Company agrees that the Employee will have an opportunity to review and comment on any broad-based internal and external communications made by the Company relating to the terms and conditions of Employee’s separation of employment with the Company.
7.
Whistleblower Protections and Trade Secrets; Other Protected Activity. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any United States governmental agency or entity (including but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the National Labor Relations Board or the U.S. Department of Justice) in accordance with the provisions of and rules promulgated under Section 2 of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Further, nothing herein will prevent the Employee from participating in activity permitted by Section 7 of the National Labor Relations Act or from filing an unfair labor practice charge with the NLRB. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Employee shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may provide the trade secret to Employee’s attorney, and may use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. In addition, nothing in this Agreement or any other agreement between Employee and the Company and its affiliates shall prevent Employee from (x) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, (y) exercising any rights Employee may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (z) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Employee has reason to believe is unlawful.

8.
Cooperation. Employee agrees that, as requested by the Company, during the Term and for a period of four (4) years following the Transition Date, Employee will reasonably cooperate with the Company or any affiliate with respect to any current or future investigation or the defense or prosecution of any claims, proceedings, arbitrations or other actions. For example, as requested by the Company, Employee will promptly and fully respond to all inquiries from the Company or any affiliate and its representatives relating to any lawsuit or arbitration and testify truthfully on behalf of the Company in connection with any such lawsuit or arbitration. Employee further agrees that, as requested by the Company, Employee will cooperate with the Company or its representatives in any investigation, proceeding, administrative review, or litigation pending or brought against the Company or any Company Releasees (as defined below) by any government agency or private party pertaining to matters occurring during the Employee’s employment with the Company or any Company Releasees. To the extent that the Employee incurs out-of-pocket expenses (such as travel expenses, postage costs or telephone charges) in assisting the Company or any affiliate at its request, the Company will mail Employee a reimbursement check for those expenses within 15 days following its receipt of the Employee’s request for payment, which request shall include satisfactory written substantiation of the claimed expenses. It is expressly agreed that the Company’s rights to avail itself of the advice and consultation services of Employee shall at all times be exercised in a reasonable manner, that adequate notice shall be given to Employee in such events, and that non-compliance with any such request by Employee for good reason for ill health, shall not constitute a breach or violation of this Agreement.
9.
General.

9.1
Governing Law; Arbitration. This Agreement shall be governed by the laws of the State of Ohio (the state in which the Employee resides at the time of signature) and is subject to arbitration in accordance with that certain Arbitration Agreement with an effective date of March 21, 2025, between the Company and Employee, which arbitration agreement shall remain in full force and effect (the “Arb Agreement”). Notwithstanding anything herein to the contrary, the Company or the Employee shall be entitled to bring an action for equitable relief, including injunctive relief and specific performance in any court of competent jurisdiction.

9.2
Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

9.3
Amendment; Waiver. This Agreement may be amended, modified, superseded, canceled,

renewed or extended, and the terms hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance, unless otherwise stated herein. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

9.4
Successors and Assigns. This Agreement shall be binding upon Employee, without regard to the duration of Employee’s employment by the Company or reasons for the cessation of such employment, and inure to the benefit of Employee’s administrators, executors, heirs and assigns, although the obligations of Employee are personal and may be performed only by Employee. The Company may assign this Agreement and its rights and interests, together with its obligations, hereunder (a) in connection with any sale, transfer or other disposition of all or substantially all of its assets or business(es), whether by merger, consolidation or otherwise; (b) to any wholly owned subsidiary of the Company; or (c) as collateral to one or more lenders of the Company or its subsidiaries or affiliates; provided, that any such assignee (other than a collateral assignee) shall expressly assume all of the Company’s obligations under this Agreement. This Agreement shall also be binding upon and inure to the benefit of the Employee, Company and its subsidiaries, successors and assigns, and the rights of the Company hereunder are enforceable by its subsidiaries or affiliates, which are the intended third party beneficiaries hereof and no other third party beneficiary is so otherwise intended.

9.5
Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original. Any counterpart signature transmitted by facsimile or by sending a scanned copy by email or similar electronic transmission shall be deemed an original signature.

9.6
Severability. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

9.7
Rules of Construction. Each of the parties acknowledges that it has been represented by (or has had the opportunity to be represented by) independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel (if the party has elected to obtain such advice). Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

9.8
Entire Agreement. This Agreement, together with the Restrictive Covenants and the Arb Agreement, set forth the entire understanding of the parties with respect to the subject matter hereof, and supersede all existing agreements between them concerning such subject matter, including, without limitation, the Employment Agreement.

9.9
Delivery by Facsimile or Email. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment or electronic signature tool such as Docusign, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms thereof and deliver them to all other parties (with any costs associated with such request and delivery to be assumed by the requesting party). No party hereto shall raise the use of a facsimile machine or email or electronic signature tool such as Docusign to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email or electronic signature tool such as Docusign as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.
10.
Survival. The covenants, provisions, terms and conditions of Sections 6, 7, 8 and 9 of this Agreement shall survive and continue in full force in accordance with their terms notwithstanding the termination of this Agreement and/or the termination of the Employee’s employment regardless of the circumstances of or reason for such termination.
11.
Release of Claims.
11.1
Except for the obligations arising out of this Agreement and any claims that cannot be waived as a matter of law, in consideration of this Agreement, Employee’s continued employment with the Company through the Transition Date, and the other good and valuable consideration provided to Employee pursuant hereto, Employee, for Employee and on behalf of each and all of Employee’s respective legal predecessors, successors, assigns, fiduciaries, heirs, parents, spouses, companies and affiliates (all referred to as the “Employee Releasors”) hereby irrevocably and unconditionally releases, and fully and forever discharges and absolves the Company, Parent and their respective parents, subsidiaries and affiliates (“Advantage Companies”) and each of their respective partners, officers, directors, managers, shareholders, members, agents, employees, heirs, divisions, attorneys, trustees, administrators, executors, representatives, predecessors, successors, assigns, related organizations and related employee benefit plans (collectively, the “Company Releasees”), of, from and for any and all claims, rights, causes of action, demands, damages, remedies and liabilities of whatsoever kind or character, in law or equity, known or unknown, suspected or unsuspected, past, present, or future, that the Employee Releasors have ever had, may now have, or may later assert against the Company Releasees whether or not arising out of or related to Employee’s employment with the Company (hereinafter referred to as “Employee’s Released Claims”), from the beginning of time up to and including the date Employee executes this Agreement, including without limitation, any allegation of unlawful conduct asserted in any complaint(s) filed with or submitted to Company, any claims, debts, obligations, and causes of action of any kind arising under any (i) contract including but not limited to any bonus or other compensation plan, (ii) any common law (including but not limited to any tort claims) or (iii) any federal, state or local statutory law including, without limitation, any law which prohibits discrimination or harassment on the basis of sex, race, national origin, religion, veteran status, age, immigration or marital status, sexual orientation, disability, or on any other basis, including without limitation, those arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment & Retraining Notification Act (the WARN Act), the Equal Pay Act (each as may have been amended from time to time); any federal, state, or local wage and hour laws (to the fullest extent permitted by law); and/or any and all federal, state, or local laws otherwise applicable to the employment relationship and giving rise to any liability therefrom (each as may have been amended from time to time), and/or any state or local laws which prohibit discrimination or harassment of any kind; provided, however, that Employee’s release does not waive, release or otherwise discharge (i) any claim or cause of action that cannot legally be waived, including, but not limited to, any claim for workers’ compensation benefits and unemployment benefits, (ii) Employee’s interest as a stockholder or equity award holder of Parent, or (iii) any rights or claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s or its affiliates’ organizational documents, applicable law or otherwise (which shall expressly survive and continue following Employee’s termination of employment).
11.2
Employee expressly waives the protection of Section 1542 of the Civil Code of the State of California and any analogous rule or principle of any other jurisdiction. Section 1542 provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

11.3
Employee represents and warrants that Employee has brought no complaint, claim, charge, action or proceeding against any of the Advantage Companies, in any jurisdiction or forum, nor will Employee, from the Effective Date forward, encourage any other person or persons in doing so. Employee covenants and agrees never to pursue any judicial proceedings against the Company Releasees asserting any of the Employee’s Released Claims and (notwithstanding the above representation and warranty) to dismiss forthwith any such proceedings initiated to date. Employee shall not bring any complaint, claim, charge, action or proceeding to challenge the validity of this Agreement or encourage any other person or persons in doing so. Notwithstanding the foregoing, nothing herein shall prevent Employee from filing or from cooperating in any charge filed with a governmental agency; however, Employee acknowledges and agrees that Employee is waiving the right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission or any similar state or local agency) pursue any claim for Employee’s benefit.
11.4
Except with respect to a breach of obligations arising out of this Agreement, if any, and to the fullest extent permitted by law, execution of this Agreement by the parties operates as a complete bar and defense against any and all of Employee’s Released Claims.
12.
Section 409A.
12.1
This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and, accordingly, to the maximum extent permitted by applicable law, amounts payable to Employee pursuant to Section 4.6 or Section 5.6 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals). To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. For purposes of this Agreement, all references to Employee’s “termination of employment” shall mean Employee’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”).
12.2
Notwithstanding anything herein to the contrary, to the extent any payments to Employee pursuant to Section 4.6 or Section 5.6 are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (x) to the extent required by Section 409A of the Code, no amount shall be payable pursuant to such section unless Employee’s termination of employment constitutes a Separation from Service, and (y) if Employee, at the time of Employee’s Separation from Service, is determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and the Company determines that delayed commencement of any portion of the termination benefits payable to Employee pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then such portion of Employee’s termination benefits described in Section 4.6 or Section 5.6 shall not be provided to Employee prior to the earlier of (1) the expiration of the six-month period measured from the date of Employee’s Separation from Service, (2) the date of Employee’s death or (3) such earlier date as is permitted under Section 409A of the Code. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Employee within thirty (30) days following such expiration, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.
12.3
Notwithstanding anything in this Agreement to the contrary, in the event that, with respect to the amounts payable under Section 4.6 or Section 5.6, the timing of the delivery of the Second Release could cause such amounts to begin in one or another taxable year, then notwithstanding the payment timing set forth in such Sections, such amounts shall not be payable until the later of (A) the payment date specified in such section or (B) the first business day of the taxable year following (i) the Transition Date, in the case of amounts that become payable pursuant to Section 5.6, or (ii) the date of a Change in Control, in the case of amounts that become payable pursuant to Section 4.6.
12.4
Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Employee’s taxable year following the taxable year in which Employee incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable during any taxable year of Employee’s shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Employee’s, and Employee’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.
12.5
Employee agrees and acknowledges that the Company makes no representations or warranties with respect to the application of Section 409A of the Code and other tax consequences to any payments hereunder and, by the acceptance of any such payments, Employee agrees to accept the potential application of Section 409A of the Code and the other tax consequences of any payments made hereunder. In no event whatsoever shall the Company be liable for any taxes, penalties or interest that may be imposed on Employee pursuant to Section 409A of the Code or under any other similar provision of state tax law, including but not limited to, damages for failing to comply with Section 409A of the Code and/or any other similar provision of state tax law.

EMPLOYEE MAY NOT MAKE ANY CHANGES TO THIS AGREEMENT. BEFORE SIGNING THIS AGREEMENT, EMPLOYEE SHOULD READ IT CAREFULLY. EMPLOYEE HAS 5 BUSINESS DAYS FOLLOWING THE DATE ON WHICH EMPLOYEE RECEIVED THIS AGREEMENT TO CONSIDER IT AND DELIVER A SIGNED COPY OF IT TO CHIEF LEGAL OFFICER C/O ADVANTAGE SOLUTIONS AT 7676 FORSYTH BOULEVARD, FIFTH FLOOR, ST. LOUIS, MISSOURI 63105, ALTHOUGH EMPLOYEE IS FREE TO SIGN AND DELIVER IT ANYTIME WITHIN THAT PERIOD. Employee represents and acknowledges that if Employee executes this AGREEMENT before the final day of the 5 BUSINESS day period has elapsed, Employee does so knowingly, voluntarily, and upon the advice and with the approval of Employee’s legal counsel (if any), and that Employee voluntarily waives any remaining consideration period. BY SIGNING THIS AGREEMENT, EMPLOYEE WILL BE WAIVING EMPLOYEE’S KNOWN AND UNKNOWN CLAIMS.

EMPLOYEE

Date: ___October 1, 2026___	/s/ Dean T. General
Dean T. General

Advantage Sales & Marketing LLC

Date: ___October 1, 2026___	By: /s/ David Peacock
Name: David Peacock
Title: Chief Executive Officer